Exhibit 10.1

LEASE TERMINATION

AND TERMINATION PAYMENT AGREEMENT

THIS LEASE TERMINATION AND TERMINATION PAYMENT AGREEMENT (this “Agreement”) is entered into as of the 30th day of December, 2008, by and between NDNE 9/90 CROSSING LIMITED LIABILITY COMPANY, a Massachusetts limited liability company (“9/90 Crossing”), and LiveWire Mobile, Inc. (f/k/a NMS COMMUNICATIONS CORPORATION or NATURAL MICROSYSTEMS CORPORATION), a Delaware corporation (for purposes of this Agreement, hereinafter referred to as “NMS”).

Recitals

A.           9/90 Crossing is the owner of certain real property known as and numbered 100 Crossing Boulevard located in Framingham, Massachusetts (the “Property”), and the building thereon (the “Building”);

B.             9/90 Crossing, as landlord, and NMS, as tenant, entered into that certain Lease Agreement dated September 30, 1996, as amended by First Modification of Lease dated January 21, 1998, as further amended by Second Modification of Lease dated March 15, 2000 (as so amended, the “Lease”) with respect to NMS’s occupancy of the Building (the “Premises”) which Lease has a term through May 31, 2012; and

C.             9/90 Crossing and NMS each desire that the Lease be terminated effective as of the Termination Date (as such term is hereinafter defined), upon the terms and conditions set forth herein, and that NMS make certain payments to 9/90 Crossing from and after the Termination Date.

NOW THEREFORE, in consideration of the presents herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, NMS specifically acknowledging that it is benefiting from the within agreement by 9/90 Crossing agreeing to terminate the Lease, and that 9/90 Crossing will only agree to such termination in consideration of NMS agreeing to make the Termination Payments (as such term is hereinafter defined) and such other agreements as herein provided, 9/90 Crossing and NMS agree as follows:

Agreement

1.                                       Recitals.  The parties acknowledge that the recitals above set forth are true and correct and are incorporated herein by reference.

2.                                       Vacation.  NMS agrees to use all reasonable efforts to fully vacate the Premises on or before December 31, 2008 and if, having used such efforts, NMS is unable to fully vacate the Premises on before such date to contract within the Premises on and after such date in order to permit 9/90 Crossing to commence work to prepare the Premises for occupancy for another tenant after the termination of the Lease as provided hereby.  On and after the date hereof, 9/90 Crossing may commence such work within any portion of the Premises currently vacant and within any such portion of the Premises vacated by NMS after the date hereof.  Notwithstanding anything to the contrary herein, NMS agrees to fully vacate the Premises on or before January 19, 2009, and to surrender the same to 9/90 Crossing in the condition required under this

Agreement (the earlier of (a) the date NMS fully vacates the Premises and surrenders the same in such condition and (b) January 19, 2009 is referred to herein as the “Termination Date”).

3.                                       Termination Agreement.  9/90 Crossing and NMS hereby agree that, unless sooner terminated in accordance with the terms of the Lease, the Lease is hereby terminated, effective as of the Termination Date just as if the Termination Date were the date originally set for expiration of the term of the Lease, upon the terms and conditions herein set forth.

4.                                       Representations and Warranties.

(a)                                  NMS Representations and Warranties.  As a material inducement for 9/90 Crossing to enter into this Agreement, NMS represents and warrants to 9/90 Crossing as of the date hereof, and as of the Termination Date, as follows:

i.                                                                 NMS is the sole owner of the tenant’s interest in the Lease, and such interest (including, without limitation, any and all rights arising out of the Lease) has not been assigned, nor have the Premises been sublet or other occupancy right granted to any party whatsoever in whole or in part with respect to the Premises, except that NMS has licensed the Premises to Dialogic, Inc., by License dated December 5, 2008, in connection with the sale by NMS to Dialogic of NMS’ communication-platform business in order to permit the orderly removal of Dialogic’s personal property from the Premises.

ii.                                                              No security interest exists relating to NMS’ interest in the Lease or any of the personal property currently located at the Premises other than security interests in NMS’ personal property held by Silicon Valley Bank, which security interest does not grant such Bank any right to access the Premises or give such Bank any rights in or to any personal property that is required to be yielded up in accordance with the Lease or this Agreement.

iii.                                                           The execution and delivery by NMS of this Agreement and the performance by NMS of its obligations hereunder have been duly authorized by all required corporate action and this Agreement constitutes the valid and binding obligation of NMS enforceable in accordance with its terms.

iv.                                                          Any permission, approval, joinder or consent by third parties required in order for NMS to consummate its obligations under this Agreement has been received.

v.                                                             NMS confirms that 9/90 Crossing has previously released to NMS, in accordance with the terms of the Lease, any security deposit delivered thereunder and that 9/90 Crossing has no further obligation to account to NMS therefor.

(b)                                 9/90 Crossing Representations and Warranties.  As a material inducement for NMS to enter into this Agreement, 9/90 Crossing represents and warrants to NMS, as of the date hereof as follows, which representations and warranties shall also be true and correct as of the Termination Date except for those made below “as of the date hereof”:

i.                                                                 9/90 Crossing is, as of the date hereof, the sole owner of the landlord’s interest in the Lease, subject only to any collateral assignment and related rights granted to any mortgage lender currently holding a mortgage on the Premises.  The execution and delivery by 9/90 Crossing of this Agreement and the performance by 9/90 Crossing of its obligations hereunder have been duly authorized by all required corporate action and this Agreement constitutes the valid and binding obligation of 9/90 Crossing enforceable in accordance with its terms.

ii.                                                              Any permission, approval, joinder or consent by third parties required in order for 9/90 Crossing to consummate its obligations under this Agreement has been received.

5.                                       Surviving Obligations.  Notwithstanding any provisions herein or in the Lease to the contrary, and without limiting any other obligations of either party hereunder (including, without limitation, the obligation to make the Termination Payments as herein provided) the following obligations of NMS and 9/90 Crossing shall survive the termination of the Lease (the “Surviving Obligations”): (1) those obligations which expressly are specified in the Lease to survive the expiration or earlier termination of the Lease, and (2) any obligation of either party in the Lease or in this Agreement to release, indemnify, defend or hold the other party harmless, but only for incidents which occurred, in whole or in part, or facts which existed, on or prior to the later of (a) the Termination Date or (b) NMS’s vacating of all of the Premises and surrendering same to 9/90 Crossing in accordance with the provisions of the Lease and the provisions of this Agreement.

6.                                       Condition.  The Premises shall be delivered by NMS to 9/90 Crossing in “broom clean” condition, free of all occupants and personal property, with the  card access security system remaining in place and the Premises otherwise in the condition required by the Lease and this Agreement (the “Surrender Condition”).  Notwithstanding anything in the Lease to the contrary, NMS shall yield-up the Premises with the back-up generator currently located thereon in place and with all fixtures, equipment and other personal property currently located in the cafeteria (all of which NMS hereby represents it owns free of any lien or other security interest), which generator and such fixtures, equipment  and other personal property shall become the property of 9/90 Crossing.  If NMS fails to timely remove its personalty from the Premises (other than such personalty required to be yielded up with the Premises hereunder), then 9/90 Crossing may remove and store the same at NMS’ sole cost and expense.    Without limiting the foregoing, NMS’s rights under the Lease as to the Premises shall be terminated as of the Termination Date, and NMS shall have no further right to occupy the same from and after the Termination Date.  NMS agrees to execute and deliver to 9/90 Crossing any documents which 9/90 Crossing reasonably requires in order to evidence the termination of the Lease, in recordable form, for recording and/or filing in the county in which the Property is located.

7.                                       Release.   Effective on and after the Termination Date, NMS hereby releases and forever discharges 9/90 Crossing and its trustees, officers, directors, shareholders, agents, representatives, employees, members, managers, partners, attorneys, affiliates, subsidiaries, parent, assigns and beneficiaries, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both at law and in equity, which NMS then has, or ever had regarding the Lease or the Premises except those obligations which survive pursuant to Section 5 herein; it being the express intention of the parties that the foregoing shall be deemed to be a full and general release, except those obligations which survive pursuant to Section 5 herein.  Effective on and after the Termination Date, 9/90 Crossing hereby releases and forever discharges NMS and its trustees, officers, directors, shareholders, agents, representatives, employees, members, managers, partners, attorneys, affiliates, subsidiaries, parent, assigns and beneficiaries, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both at law and in equity, which 9/90 Crossing then has, or ever had regarding the Lease or the Premises except (a) those obligations which survive pursuant to Section 5 herein, and (b) the obligations of NMS hereunder (including, without limitation, the obligation to make the Termination Payments as herein provided).

8.                                       Failure by NMS to Vacate.    The termination of the Lease shall be deemed to have occurred with respect to the Premises as of the Termination Date.  If NMS fails to surrender the Premises to 9/90 Crossing on or before the Termination Date in the Surrender Condition, then, notwithstanding anything to the contrary set forth in the Lease, NMS shall be deemed to be a tenant at sufferance with respect to any space not so surrendered, shall pay 9/90 Crossing $1,000 per day for each day of such delay.  Without limiting the foregoing, NMS shall also be fully liable to 9/90 Crossing for all direct, indirect and consequential damages related to such failure to vacate and surrender the Premises, including without limitation: (i) any and all damages due to the inability of 9/90 Crossing to timely deliver the Premises to any third party tenant, and (ii) all costs and expenses of 9/90 Crossing relative to the removal of NMS’s personalty from the Premises and the storage and/or disposal thereof, provided, that, NMS’ liability hereunder for such damages shall in no event exceed an amount equal to the difference between (a)  $6,390,000, less (b) the sum of (x) the amount of any Termination Payments actually paid to 9/90 Crossing with no potential claim or right for the recovery of any such Termination Payment or disgorgement thereof by 9/90 Crossing under applicable law, plus (y) any rent actually received by 9/90 Crossing for any reletting of the Premises before what would have been the expiration of the term of the Lease after payment of any and all expenses incurred by 9/90 Crossing arising out of or relating to such reletting.  If NMS’ failure to vacate and surrender the Premises as required hereunder results in any tenant under a lease replacing NMS after the termination of the Lease having a right to terminate its lease, 9/90 Crossing shall use reasonable efforts to relet the Premises, provided that 9/90 Crossing may relet the Premises or any part or parts thereof for a term or terms at 9/90 Crossing’s option and may grant such concessions and free rent as 9/90 Crossing in its reasonable judgment considers advisable or necessary to relet the same and no action of 9/90 Crossing in accordance with the foregoing or, having used such efforts, failure to relet or to collect rent under reletting shall operate or be construed to release or reduce the liability of NMS hereunder for such failure to vacate and surrender the Premises as required hereunder.   In no event shall any failure of NMS to vacate the Premises or any acceptance by 9/90 Crossing of any amounts paid hereunder for such failure to surrender the Premises be deemed to be a consent to such occupancy or be deemed to create a tenancy-at-will or any other tenancy.    If NMS fails to surrender the Premises to 9/90 Crossing

on or before the Termination Date in the Surrender Condition, then 9/90 Crossing may elect (in 9/90 Crossing’s sole and absolute discretion exercised by delivering written notice of such election to NMS) to cause the expiration of the term of the Lease to be amended to the date set forth in the Lease without regard to the amendment of such expiration date herein to the Termination Date, whereupon the expiration of the term of the Lease shall, without further action of the parties, be so revised and NMS shall be relieved of any Termination Payments thereafter due hereunder with this Agreement having no further effect on the Lease, and any Termination Payments made shall be applied by 9/90 Crossing (a) first to any and all of 9/90 Crossing’s costs (including, without limitation, reasonable allocated fees of in-house counsel of 9/90 Crossing’s manager) relating to the preparation and negotiation of this Agreement, any and all other agreements between 9/90 Crossing or any affiliate thereof, NMS and Dialogic relating to the relocation of Dialogic’s personal property, and any lease with the tenant intended to replace NMS  after the termination of the Lease, and (b) second to reduce any amounts due under the Lease.   The specified remedies to which 9/90 Crossing may resort hereunder are not intended to be exclusive of any remedies or means of redress to which 9/90 Crossing may at any time be entitled lawfully, and 9/90 Crossing may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

9.                                       Acknowledgements.  NMS agrees that, to its actual knowledge, as of the date hereof 9/90 Crossing has fulfilled all of its obligations under the Lease and is not in default thereof.  NMS hereby acknowledges that no security deposit exists with respect to the Lease.  9/90 Crossing agrees that, to its actual knowledge, as of the date hereof NMS has fulfilled all of its obligations under the Lease and is not in default thereof.

10.                                 Termination Payments.  From and after the date hereof, on the dates specified below, NMS shall make the following payments to 9/90 Crossing (collectively, the “Termination Payments”):

(a)                                  Simultaneously with the execution of this Agreement, $250,000;

(b)                                 for the period commencing on January 1, 2009 through May 31, 2009, monthly payments (x) in the amount of $170,833.33, payable on January 1, 2009 and on the first day of each calendar month thereafter through April 1, 2009; and (y) in the amount of $177,500 on May 1, 2009;

(c)                                  On or before January 31, 2009, $250,000;

(d)                                 On or before April 1, 2009, $750,000;

(e)                                  the Additional Termination Payment (as hereinafter defined) on the dates and in accordance with the terms hereinafter set forth in this Section 10; and

(f)                                    On or before January 1, 2010, $750,000.

9/90 Crossing’s affiliate, NDNE 9/90 200 Crossing Boulevard LLC, a Massachusetts limited liability company (“200 Crossing”), owns the adjacent property known as and numbered 200 Crossing Boulevard located in Framingham, Massachusetts (the “200 Crossing Property”).  NMS currently leases certain space in the building located at the 200 Crossing Property pursuant to that certain Lease dated April 1, 2000, as amended (the “200 Crossing Lease”).  9/90 Crossing agrees to cause 200 Crossing to use reasonable efforts, at no cost or expense to either 9/90 Crossing or 200 Crossing, to obtain the approval of the current holder of the mortgage encumbering the 200 Crossing Property to release to 9/90 Crossing the security deposit paid by NMS under the 200 Crossing Lease and held by 200 Crossing in the amount of $500,000 (the “200 Crossing Security Deposit”).  If 200 Crossing is able to obtain such approval, 9/90 Crossing will cause 200 Crossing to release the 200 Crossing Security Deposit and deliver the same to 9/90 Crossing, and 9/90 Crossing shall be entitled to retain the 200 Crossing Security Deposit as its property as an additional termination payment in the amount of $500,000 (the “Additional Termination Payment”), with NMS having no further right, title or interest in or to the 200 Crossing Security Deposit pursuant to the 200 Crossing Lease or otherwise.  If 200 Crossing is unable to obtain such approval on or before the Termination Date, NMS shall make the Additional Termination Payment by paying 9/90 Crossing equal monthly installments in the amount of $22,727.84, commencing on May 1, 2009 and on the first day of each calendar month thereafter through and including April 1, 2011, representing the monthly amount necessary to amortize the Additional Termination Payment over a two-year payment period at an 8.5% per annum interest rate.

Notwithstanding anything contained in the foregoing to the contrary, NMS shall have the right to pre-pay all of the Termination Payments in one (1) lump sum at any time after the Termination Date with no prepayment penalty.

All of the Termination Payments shall be made to 9/90 Crossing at its address set forth in the preamble of this Agreement or such other place as 9/90 Crossing may designate in writing in immediately available funds, without prior demand and without abatement, deduction or offset.

11.                                 Event of Default.  Any failure by NMS to make any Termination Payment hereunder, as and when due, or any other breach by NMS of this Agreement continuing uncured for five (5) days after written notice to NMS shall constitute an “Event of Default” hereunder, provided, that, no notice need be delivered with respect to any default involving the payment of money hereunder if any such payment is late after such a notice has been delivered within the previous twelve (12) month period.  An “Event of Default” shall also be deemed to occur if (i) NMS shall make an assignment for the benefit of creditors or shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of NMS or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due, or (ii) an Event of Bankruptcy (as hereinafter defined) shall occur with respect to NMS, or (iii)  a petition shall be filed against NMS under any law (other than the Bankruptcy Code, as hereinafter defined) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of NMS or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of NMS and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive).  As used herein, an “Event of Bankruptcy” means the filing of a voluntary petition by NMS, or the entry of an order for relief against NMS, under Chapter 7, 11, or 13 of the Bankruptcy Code, and the term “Bankruptcy Code” means 11 U.S.C §101, et seq.

In the event of the occurrence of an Event of Default hereunder, all of the Termination Payments hereunder, plus interest and late fees payable hereunder (less any payments made to the date of acceleration) shall become immediately due and payable.

If NMS shall fail to pay any amount due hereunder (including, without limitation, the Termination Payments accelerated in accordance with Section 11 hereof), the overdue amount shall bear interest at the lesser of twelve (12%) percent per annum or the maximum per annum rate permitted by law, calculated from such date until the date of payment to 9/90 Crossing, in addition to which NMS shall pay a late fee equal to four (4%) percent of the amount overdue, provided, that, such late fee shall not apply to any late payment in any one (1) instance in any twelve (12)-month period provided that 9/90 Crossing receives the late payment within five days of written notice of such delinquency delivered by 9/90 Crossing to NMS.  Neither 9/90 Crossing’s acceptance of any payment of interest or delivering any such notice of non-payment shall constitute a waiver of NMS’ default with respect to the overdue amount.

12.                                 Jurisdiction/Venue.  9/90 Crossing and NMS agree that any legal action commenced to interpret or enforce this Agreement, or otherwise arising out of this Agreement, shall be maintained in the courts of the county in which the Property is located.

13.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which collectively shall constitute one and the same instrument.

14.                                 Amendment.  This Agreement may not be amended except by a writing signed by both parties.

15.                                 Governing Law.  This Agreement shall be governed by the laws of the state in which the Property is located, without regard to conflict of laws.

16.                                 Entire Agreement.  This Agreement represents the entire understanding between the parties with respect to the matters herein contained.  The submission of this document shall not be deemed an offer or option.  Submission of this Agreement for examination or signature is without prejudice and does not constitute a reservation, option or offer, and this Agreement shall not be effective until execution and delivery by all parties.

17.                                 Paragraph Headings and Interpretation of Sections.  The paragraph and section headings throughout this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement. The provisions of this Agreement shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party.

18.                                 Notices.  Any and all notices, demands or requests permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, and shall be delivered personally or sent by overnight delivery by FedEx, UPS, DHL, or any similar service requiring a receipt, to the other party at the address set forth below, or to such other party or such other address within the continental United States as may have theretofore been designated in writing.  The date of receipt of such notice, election or demand or request shall be the earliest of (a) the date of actual receipt of same, (b) one (1) day after the date of mailing thereof by express mail or the delivery (or redelivery) to FedEx or another similar service requiring a receipt, or (c) the date of personal delivery (or refusal upon presentation for delivery) thereof, if applicable.  For the purposes of this Agreement, the following addresses are applicable:

To 9/90 Crossing:

NDNE 9/90 Crossing Limited Liability Company

c/o National Development

2310 Washington Street

Newton, Massachusetts  02462

Attn:	John J. O’Neil, III
and Mark Paris
Telephone:	(617) 527-9800

With a copy to:

NDNE 9/90 Crossing Limited Liability Company

c/o National Development

2310 Washington Street

Newton, Massachusetts  02462

Attn:	Richard Schwartz, Esquire
Telephone:	(617) 559-5190

To NMS:

LiveWire Mobile, Inc.

One Monarch Drive, Suite 203

Littleton MA 01460

Attn:                    Todd Donahue, CFO

Telephone:  978 742-3100

With a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston MA

Attn:                    James Kasinger, Esquire

Telephone: 617-570-1104

19.                                 Bind and Inure; Transfers.  This Agreement shall be binding upon, and shall inure to the benefit of, 9/90 Crossing and NMS, and their respective successors and assigns; provided that NMS shall not assign, pledge or otherwise transfer this Agreement or any interest herein without the prior written consent of 9/90 Crossing, which consent may be granted or withheld in its sole and absolute discretion.

20.                                 Time of Essence.  Time is of the essence of all of NMS’s obligation hereunder including, without limitation, its obligation to fully vacate and surrender the Premises when required hereunder and its obligation to timely pay the Termination Payments to 9/90 Crossing.

21.                                 Confidentiality.    Neither party shall, without the other party’s written consent, disclose the existence of this Agreement or any of the information set forth herein, all of which is intended to be private and confidential; provided, however, that the existence of this Agreement and the contents hereof may be disclosed (a) to 9/90 Crossing’s lenders and brokers and the counsel, accountants and other agents of either party who require such information to advise the disclosing party relating to the transaction referenced herein, provided, that the disclosing party shall instruct such parties to maintain such information in confidence, or (b) to the extent disclosure is required pursuant to applicable laws, regulations, codes, orders, ordinances, rules and statutes now or hereafter in effect or court order or to enforce this Agreement.  Without limiting any other remedies available at law or in equity, neither party shall be liable under this paragraph for any consequential damages.

22.                                 Attorneys’ Fees.  NMS agrees to pay all costs and expenses reasonably incurred by 9/90 Crossing in connection with collection of past due amounts under this Agreement and its enforcement of this Agreement, including, without limitation, all reasonable attorneys’ fees and costs incurred in connection therewith and the collection of any Termination Payments, in all cases, whether or not suit is instituted.

23.                                 Lease Obligations Unaffected through Termination Date.  Except as expressly amended hereby, all of the terms and provisions of the Lease, as heretofore amended, shall continue in full force and effect and unmodified up to and including the Termination Date and thereafter to the extent of the Surviving Obligations or as otherwise provided in the last sentence of Section 8 of this Agreement.   Without limiting the foregoing, nothing set forth herein shall affect (a) NMS’ obligation to pay Annual Fixed Rent, Additional Rent and any other amounts due 9/90 Crossing when due under the Lease up to and including the Termination Date, or (b) any of NMS’ other obligations or liabilities under the Lease or any of the rights or remedies of the parties under the Lease, including, without limitation, 9/90 Crossing’s rights upon any event of default by NMS prior to the Termination Date or with respect to the Surviving Obligations.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, 9/90 Crossing and NMS have executed this Agreement, under seal, as of the date first above set forth.

LANDLORD:

NDNE 9/90 CROSSING LIMITED LIABILITY COMPANY

By:	NDNE 9/90, Inc., its manager

By:	/s/ Thomas M. Alperin
Name:	Thomas M. Alperin
Title:	President

TENANT:

LIVEWIRE MOBILE, INC. (f/k/a NMS COMMUNICATIONS CORPORATION or NATURAL MICROSYSTEMS CORPORATION), a Delaware corporation

By:	/s/ Todd Donahue
Name:	Todd Donahue
Title:	CFO